Exhibit F-1


                                 July 8, 1997



Securities and Exchange Commission
Washington, D.C.  20549


     Re:  File No. 70-8879:  EUA Cogenex Corporation and
          EUA Cogenex-Canada, Inc.--Formation of a Joint
          Venture Energy Conservation Services Company

Ladies and Gentlemen:

     As counsel for EUA Cogenex Corporation ("Cogenex"), we are furnishing this opinion letter to be used in connection with that certain application-declaration on Form U-1 dated June 26, 1996, as amended by Amendment No. 1 dated August 21, 1996 and Amendment No. 2 dated July 8, 1997, filed jointly by Cogenex and EUA Cogenex-Canada, Inc. with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, File No. 70-8879 (the "Application-Declaration"), with respect to the formation of an energy conservation services joint venture through the organization and financing by Cogenex-Canada of a new wholly-owned Canadian subsidiary ("Newco"), as more fully described in the Application-Declaration (the "Proposed Transaction").

     It is our opinion, subject to the additional assumptions, exceptions and qualifications hereinafter stated, that in the event the Proposed Transactions are consummated in accordance with the terms and conditions of the Application-Declaration:

     (a) all State laws applicable to the Proposed Transactions will have been complied with by Cogenex;

     (b) Cogenex is a validly organized and duly existing corporation under the laws of The Commonwealth of Massachusetts;
and

     (c) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any of the securities of Cogenex or any of Eastern Utilities Associates ("EUA"), EUA Energy Investment Corporation ("EUA Energy"), EUA Service Corporation ("Service"), Eastern Edison Company ("Eastern"), Montaup Electric Company ("Montaup"), Blackstone Valley Electric Company ("Blackstone"), Newport Electric Corporation ("Newport"), EUA Ocean State Corporation ("Ocean State"), OSP Finance Company ("OSP"), Northeast Energy Management, Inc. ("NEM"), EUA Citizens Conservation Services, Inc. ("CCS"), EUA Highland Corporation ("Highland"), Cogenex-Canada (each of NEM, CCS, Highland and Cogenex-Canada being an associate or subsidiary company of Cogenex), EUA TransCapacity, Inc. ("TransCapacity"), EUA BIOTEN, Inc. ("BIOTEN") (TransCapacity and BIOTEN being associate companies of EUA Energy), Ocean State Power ("OSP I") or Ocean State Power II ("OSP II") (OSP I and OSP II being Rhode Island general partnerships).

     In addition to being subject to the consummation of the Proposed Transactions in accordance with the provisions of the Application-Declaration, the opinions expressed in this letter are also subject to the following additional assumptions, exceptions and qualifications:

     (1) compliance with such order or orders as the Commission may issue from time to time upon the Application-Declaration;

     (2) the accuracy of information furnished to us as to the outstanding securities of EUA, Cogenex, EUA Energy, Service, Eastern, Montaup, Blackstone, Newport, Ocean State, OSP, NEM, CCS, Highland, Cogenex-Canada, TransCapacity, BIOTEN, OSP I and OSP II;

     (3) that all requirements of applicable state securities or "blue sky" laws will have been complied with;

     (4) that the enforceability of the Proposed Transactions may be subject to and affected by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of the rights and remedies of creditors generally (including, without limitation, such as may deny giving effect to waivers of rights to debtors or guarantors); and such duties and standards as are or may be imposed on creditors, including, without limitation, good faith, reasonableness and fair dealing under any applicable statute, rule, regulation or judicial decision; and

     (5) that the enforceability of the Proposed Transactions may be subject to and affected by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to specific performance or as to the availability of other equitable remedies or equitable relief of any kind).

     The opinions expressed in this letter relate only to federal law and the laws of The Commonwealth of Massachusetts and we express no opinion with respect to any other jurisdiction. To the extent that certain matters addressed may involve the laws of other states, we have assumed that such laws are not materially different from the laws of The Commonwealth of Massachusetts.

     We consent to the use of this opinion letter in connection with the Application-Declaration filed with the Commission.

                                 Very truly yours,


                                 /s/ MCDERMOTT, WILL & EMERY
                                 Mc DERMOTT, WILL & EMERY